(Face of Security)

                       __% SUBORDINATED INVESTMENT NOTE
                       No.______            $ _________

RIVERBANK FACTORS, INC.


promises to pay to


or registered, permitted assigns,
the principal sum of________________________________________________ Dollars
on___________

Payment Dates : commencing
Regular Dates

Dated:
RIVERBANK FACTORS, INC.

By:____________________________
_______________________________
_______________________________
_______________________________
Officer of the Company



Attest  ___________________
Officer of the Company


(SEAL)

RIVERBANK FACTORS, INC.

UNSECURED, SUBORDINATED INVESTMENT NOTE

Due__________________
$___________	Ft Lauderdale, Fl.
	[issue date]


RIVERBANK FACTORS, INC., a Florida corporation, herein called the Company, for value received, hereby promises to pay to ___________ , or registered permitted assigns ("Holder"), the sum of $______ on __________ and to pay interest on such principal sum at the rate at_______ % per annum computed from the Interest Accrual Date, payable [monthly, quarterly, semi-annually, annually, at maturity]. Payment of the principal of and interest on this Note will be made in accordance with the terms of the Deed Poll Indenture (as herein defined):

Interest payments shall be made by check delivered by mail to the address of the Holder appearing on the Note register maintained by the Registrar (which address may be changed from time to time by notice given by holder in writing to the Registrar) on the Regular Record Date preceding the subject Payment Date; principal and interest payment at the end of the term hereof shall be made in person to Holder at the offices or agency of the Paying Agent in exchange for this Note. Holder shall be notified prior to such payment or the address at which such payment shall occur. Initially, the Company will act as Paying Agent and Registrar. The Company may change any Registrar or Paying Agent without prior notice to Holder.

All payments hereunder shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment or public and private debts. All computations of interest due with respect to this Note shall be made based upon the actual number of days (e.g., 365 or 366) in the applicable year.

This Note is being issued pursuant to a Deed Poll Indenture ("Indenture") dated as of ____________ between the Company and the Holders of the Notes in connection with an offering by the Company of an aggregate of $4,900,000 U.S. principal amount Unsecured, Subordinated Investment Notes as described in the Company's Registration Statement on Form SB-2, dated _______ and a current interest rate supplement thereto (the "Offering"), The term's of the Notes include those stated in the Indenture. The notes are subject to all such terms, and Holder is referred to the Indenture for a statement of such terms. All capitalized terms not otherwise defined herein shall have the meaning given to such term's in the Indenture.

1. Subordination. The indebtedness evidenced by this Note shall be postponed and subordinated - is subject in right of payment, to the extent and in the manner set forth In the Indenture, to the prior payment in full of all "Senior Debt" of the Company. "Senior Debt" means any indebtedness (whether outstanding on the date of issuance of this note or thereafter created) incurred by the Company in connection with borrowings by the Company (including its subsidiaries, if any) from a bank, trust company, insurance company, or from any other institutional lender whether such Indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. The Company agrees, and Holder by accepting this Note consents and agrees to the subordination provided for in the Indenture.

2. Subrogation. As more fully set forth in the Indenture. subject to the payment in full of all Senior Debt of the Company, Holder shall be subrogated to the rights of the holders of Senior Debt of the Company to receive payments or distributions of assets of the Company made on the Senior Debt of the Company until the principal of and interest on this Note shall be paid in full, and for purposes of such subrogation, no such payments or distributions to the holders of Senior Debt of the Company of cash, property or securities, which otherwise would be payable or distributable to Holder, shall as between the Company, its creditors other than the holders of Senior Debt of the Company, and Holder, be deemed to be a payment by the Company to or on account of this Note, it being understood that the provisions of this paragraph are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the holders of Senior Debt of the Company, on the other hand.

3. Nonimpairment. Nothing contained in this Note in intended to or shall impair, as between the Company, the Company's creditors other than the holders of Senior Debt of the Company, and Holder, the obligation of the Company, which is absolute and unconditional, to pay to Holder the principal of and interest on this Note, as and when the same shall become due and payable in accordance with its terms, and which, subject to the rights under Article 10 of the Indenture of the holders of Senior Debt of the Company, is intended to rank equally with all other general obligations of the Company. In addition, nothing contained in this Note is intended to or shall affect the relative rights of Holder and creditors of the Company other than the holders of Senior Debt of the Company, nor shall anything herein or therein prevent the Holder of this Note from exercising all remedies otherwise permitted by the Indenture and applicable law upon the occurrence of an Event of Default, subject to the rights if any, under Article 10 of the Indenture of the holders of Senior Debt of the Company in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

4. Mandatory Redemption. Except as provided in Article 3 of the Indenture with respect to the Company's obligation to redeem Notes at the request of a Holder in the event of Holder's Total Permanent Disability, the estate of a Holder (in the event of Holder's death) or a jointholder (in the event this Note is held jointly by a husband and wife and one spouse suffers a Total Permanent Disability or dies), the Company has no mandatory redemption or sinking fund obligations with respect to this Note.

5.   Events of Default.  An Event of Default is:
 (a)	Default in the payment of any interest upon this Note when it becomes due and payable and continuance of such default for a period of 30 days; or
 (b)	Default in the payment of principal of this Note when it becomes due and payable at maturity, upon redemption or otherwise; or
 (c)	Failure by the Company to comply with any of its agreements upon a liquidation, consolidation, merger or transfer of substantially all of the Company's assets; or
 (d)	Failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or this Note; or
 (e)	Certain events of bankruptcy or insolvency.

If an Event of Default occurs and is continuing, the holders of at least twenty five percent [25%] in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes become due and payable immediately without further action or notice. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

6. Transfer and Exchange. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. This Note may not be assigned, transferred or otherwise alienated without prior written consent of the Company (which consent shall not be unreasonably withheld), subject to the Company's right to demand and receive an opinion of Holder's legal counsel (which counsel shall be reasonably acceptable to the Company) that the transfer does not violate any applicable securities laws.

7.  Optional Extension.   At least seven days prior to a Note's stated
Maturity Date, the Company will notify the registered Holder (existing as of the applicable Maturity Record Dated) by mail of such pending Maturity Date. The notice will be accompanied by a renewal form, a Prospectus, and a Prospectus Supplement specifying the current rates being paid by the Company on unsold Notes. Such notice shall also state that payment of principal of a Note shall be made upon presentation and surrender of such Note and shall specify the place where such Note may be presented and surrendered for the making of such payment. The Holder, at its sole option, may renew such Note by completing the renewal form or by letter or telephone to the Company indicating the Holder's intention to renew such Note, and by delivering such communication to the Company within seven days after the original Maturity Date. The extension of any Note shall constitute a new investment decision by the Holder thereof.

Interest shall continue to accrue at then current rates from the first day of such renewed term. Such Note, as renewed, will continue in all its provisions, including provisions relating to payment; except that the interest rate payable during any renewed term shall be the interest rate which is then being offered by the Company on similar Investment Notes being offered as of the renewal date. If the Company does not receive proper communication of the holder's intent to renew such Note with seven days of the original maturity date, interest will accrue after the Maturity Date until the date of payment at the rate being paid on such Security immediately prior to its Maturity Date.

8. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

9. Amendments and Waivers. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented and any existing default under, or compliance with any provision of, the Indenture may be waived with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency; to provide for uncertificated Securities in addition to or in place of certificated Securities; to comply with Section 5.01 of the Indenture; to change the elective redemption provisions applicable upon the death or Total Permanent Disability of a Holder (but only to the extent such change does not alter such rights with respect to any outstanding Note); to make any change that would provide any additional rights or benefits to the Holder; or to comply with requirements of the SEC.

10. No Trustee. The Deed Poll Indenture does not contain any provision for the appointment of a trustee for the equal and ratable benefit of the Holders.

11.  No Recourse Against Others.   A director, officer, employee, incorporator
or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

The Company will furnish to any Holder upon written request and without
charge a copy of the Indenture.   Requests may be made to:

RIVERBANK FACTORS, INC.
800 West Oakland Park Blvd.
Suite 100
Ft. Lauderdale, Florida  33311
Telephone: 954-564-9400
Attention:  President